AGREEMENT

                                 BY AND BETWEEN

                         SOUTHERN STATES EYE CARE, LLC,

                               PHILIP E. JOHNSON,

                                R. WHITMAN LORD,

                                  LARRY FORTH,

                                  BRENT LAYTON,

                                 MICHAEL MCQUAIG

                                       AND

                               AVESIS INCORPORATED

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

EXPLANATORY STATEMENT......................................................    1

 1. Recitals...............................................................    2

 2. Purchase And Sale......................................................    2
    2.1. Included Assets...................................................    2
    2.2. Excluded Assets...................................................    3
    2.3. Preparation Of Schedule Of The Assets.............................    3

 3. Purchase Price.........................................................    3

 4. Payment Of Purchase Price..............................................    4

 5. Stock Registration.....................................................    5

 6. Liabilities............................................................    6

 7. Contracts..............................................................    6

 8. Operations Pending Closing.............................................    6

 9. Announcement...........................................................    8

10. Access To Books, Records, Personnel And The Assets ....................    8

11. Closing................................................................    9

12. Warranties Of The Seller and The Members...............................    9
    12.1. Authority........................................................   10
    12.2. Title............................................................   10
    12.3. Claims...........................................................   11
    12.4. Operations.......................................................   11
    12.5. Tax Payments.....................................................   11
    12.6. Other Agreements.................................................   11
    12.7. Retirement Plans.................................................   12
    12.8. Subsequent Liabilities...........................................   12
    12.9. Employment Agreements............................................   12
    12.10. Other Agreements................................................   12
    12.11. Financial Statements............................................   12
    12.12. Tax Returns and Reports.  ......................................   14
    12.13. No Restrictions.................................................   14

    12.14. Indemnity.......................................................   14
    12.15. Compensation....................................................   14
    12.16. Insurance.......................................................   14
    12.17. Security Interests..............................................   15
    12.18. Disputes........................................................   15
    12.19. Wages Current...................................................   15
    12.20. Suits...........................................................   15
    12.21. Consents And Approvals Of Governmental Authorities..............   15
    12.22. Absence Of Events...............................................   15
    12.23. Customers and Suppliers.........................................   15
    12.24. Intellectual Property...........................................   16
    12.25. Disclosure......................................................   16
    12.26. Survival........................................................   16
    12.27. Investment Intent ..............................................   16

13. Warranties Of The Buyer................................................   18
    13.1.  Authority.......................................................   18
    13.2.  Claims..........................................................   18
    13.3.  Operations......................................................   18
    13.4.  Tax Payments....................................................   18
    13.5.  Other Agreements................................................   19
    13.6.  Financial Statements............................................   19
    13.7.  No Restrictions.................................................   19
    13.8.  Indemnity.......................................................   19
    13.9.  Suits...........................................................   20
    13.10. Consents And Approvals Of Governmental Authorities..............   20
    13.11. Absence Of Events...............................................   20
    13.12. Disclosure......................................................   20
    13.13. Survival........................................................   20

14. Adjustments............................................................   20

15. Risk Of Loss...........................................................   21

16. Consents, Best Efforts and Cooperation.................................   21

17. Attorney's, Accountant's and Broker's Fees.............................   22

18. Conditions Precedent To Buyer's Obligation To Close....................   23
    18.1.  Consents........................................................   23
    18.2.  Due Diligence...................................................   23
    18.3.  Suits...........................................................   23
    18.4.  Counsel.........................................................   24
    18.5.  Releases........................................................   24
    18.6.  Volume..........................................................   24

    18.7.  Tax Clearance Certificates......................................   24
    18.8.  Representations and Warranties..................................   24
    18.9.  Compliance With Conditions......................................   24
    18.10. Misrepresentations..............................................   24
    18.11. Loss Or Damage..................................................   24
    18.12. Contracts.......................................................   25
    18.13. Approval........................................................   25

19. Conditions Precedent To Seller's Obligation To Close...................   25
    19.1. Payment..........................................................   25
    19.2. Representations and Warranties...................................   25
    19.3. Suits............................................................   25
    19.4. Counsel..........................................................   25
    19.5. Conditions.......................................................   25
    19.6. Misrepresentations...............................................   25

20. Restrictive Covenant of the Members....................................   26

21. Remedy for Breach......................................................   27

22. Compliance With Bulk Transfer Statute..................................   28
    22.1. List of Creditors................................................   28
    22.2. Supplemental List of Creditors...................................   28
    22.3. Affidavit........................................................   29
    22.4. Litigate, Compromise, Etc........................................   29

23. Section And Subsection Headings........................................   29

24. Multiple Counterparts..................................................   29

25. Governing Law..........................................................   29

26. Notices................................................................   30

27. Binding Agreement......................................................   31

28. Severability...........................................................   31

29. Final Agreement........................................................   31

                                    AGREEMENT


     THIS AGREEMENT (the "Agreement") is made as of this 24th day of ___March, 2000, by and between SOUTHERN STATES EYE CARE, LLC, a Georgia limited liability company (the "Seller"), AVESIS INCORPORATED, a Delaware corporation (the "Buyer"), PHILIP E. JOHNSON, O.D. ("Johnson"), R. WHITMAN LORD, O.D. ("Lord"), MICHAEL MCQUAIG, O.D. ("McQuaig"), LARRY FORTH, O.D. ("Forth") and BRENT LAYTON ("Layton"), (Johnson, Lord, McQuaig, Forth and Layton are collectively referred to as the "Members").

                              EXPLANATORY STATEMENT

     A. The Seller is engaged in the business of managed eye care (the "Business").

     B. The Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller those assets of the Seller which are more particularly described in this Agreement.

     C. It is the intention of the parties that upon consummation of the transaction contemplated by this Agreement, the Buyer shall be in a position to operate the Business as a going concern.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of these premises, the restrictive covenant of the Members as set forth herein, and other good and valuable consideration paid by the Buyer to the Seller, and by the Seller to the Buyer, the adequacy and sufficiency of which is hereby acknowledged, the parties, intending to be bound hereby, agree, covenant, promise and warrant as follows:

                                   DEFINITIONS

         TERM                                             SECTION
         ----                                             -------

         Assets                                      2.1.
         Business                                    Explanatory Statement A
         Buyer                                       Opening Paragraph
         Cash Consideration                          3.
         Closing                                     11.
         Delay Notice                                5.
         First Cash Installment                      4.
         Liabilities                                 2.1.
         Members                                     Opening Paragraph
         Promissory Note                             4.
         Purchase Price                              3.
         Restrictive Term                            18.
         Second Cash Installment                     4.
         Stock Consideration                         3.

     1. RECITALS. The Explanatory Statement set forth above, the Definitions set forth above, and the Exhibits and Schedules attached to this Agreement are incorporated herein by this reference and made a substantive part of this Agreement.

     2. PURCHASE AND SALE.

          2.1. INCLUDED ASSETS. The Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, subject to the terms and conditions set forth in this Agreement, at and for the Purchase Price set forth in Section
3. of this Agreement, substantially all of the assets of the Seller, wherever located, including but not limited to the name "Southern States Eye Care", service marks, trade marks, trade names, current client contracts, provider contracts and managed care contracts and all records relating thereto, general intangibles, copyrights, those records of the Seller described in Section 10. hereof, supplies, customer lists, supplier lists, computer software, goodwill, covenant not to compete, and all other assets of the Business to allow the Buyer to operate the Business as a going concern (the "Assets"), free and clear of all liens, liabilities, charges, security interests, claims, obligations, indebtedness and encumbrances of every kind, nature and description whatsoever (the "Liabilities"). The parties agree that all supplier and customer lists will be delivered in intangible form via e-mail.

          2.2. EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, there shall be excluded from the purchase and sale hereunder all cash or cash equivalents, insurance policies, stock warrants of Web. Healthy, and all personal property of the Members.

          2.3. PREPARATION OF SCHEDULE OF THE ASSETS. Attached to this Agreement as Schedule 2.3. is a Schedule of the Assets, prepared by the Seller and the Buyer, which sets forth in reasonable detail all the Assets being purchased and sold hereunder. The Schedule of the Assets shall set forth in reasonable detail the kinds or types of property (e.g., furniture), the quantity, the term of property, a brief description identifying each item of property, the value thereof, and the location of each item of property.

     3. PURCHASE PRICE. The purchase price for the Assets being sold and purchased hereunder shall consist of stock consideration consisting of three hundred fifty thousand (350,000) shares of the common stock of the Buyer (the "Stock Consideration") and cash consideration of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Cash Consideration"). The Stock Consideration and the Cash Consideration shall constitute the Purchase Price, subject to adjustment as hereinafter provided in this Agreement. At the Closing the Seller agrees to deliver to the Buyer all the managed care contracts and provider contracts of the Seller as set forth on Schedule 2.3., and to have obtained the consents of such providers, persons, and entities to assign the contracts to the Buyer. Notwithstanding the foregoing, the Purchase Price shall be decreased if the Seller fails to assign any of its client contracts and provider agreements of which it is a participant as of January 17, 2000, as of the date hereof, and as of the date of Closing in substantially their same form. The failure to assign any client contract and/or provider agreement shall cause a pro rata reduction in the Purchase Price based upon the gross revenue derived from the unassigned client contracts and provider agreements as compared to the Seller's gross revenue as of January 17, 2000. The reduction in the Purchase Price shall reduce the Cash Consideration and the Stock Consideration, pro rata (collectively the "Purchase Price").

     4. PAYMENT OF PURCHASE PRICE.  The Purchase Price shall be paid as follows:
The Stock Consideration shall be paid at Closing. The Cash Consideration shall be paid in two equal installments as follows: one-half (1/2) of the Cash
Consideration, or $125,000, shall be paid at the Closing (the "First Cash Installment"). The remainder of the Cash Consideration, or $125,000 (the "Second Cash Installment"), shall be paid six months after the Closing pursuant to the terms of a promissory note of the Buyer (the "Promissory Note") attached hereto as Exhibit 4. At the Closing the Second Cash Installment shall be paid to Robert
A. Rombro as escrow agent to be held in escrow by him until the due date of payment pursuant to the Escrow Agreement attached hereto as Exhibit 4A. The parties agree to indemnify Robert A. Rombro for all loss, cost and expense, and agree to reimburse him with regard to same, with regard to the escrow and the escrow funds. The Second Cash Installment shall be offset by and reduced by the claims expense paid after the date of Closing with dates of service prior to the date of Closing, and any claims in excess of the Second Cash Installment shall be reimbursed by the Seller and the Members to the Buyer as provided in Section
12.14. hereof. Interest shall accrue on the unpaid principal balance of the Second Cash Installment at the rate of five percent (5%) per annum. To the extent payable, the First Cash Installment and the Second Cash Installment shall be paid by wire transfer.

     5. STOCK REGISTRATION. The Members of the Seller shall have the right to register their shares of common stock of the Buyer received pursuant to the transaction contemplated by this Agreement, and to participate in the sale of their shares pro rata with the other insiders of the Buyer in the event of a secondary offering (except for shares registered for options on a Form S-8 or Form SB-2, executive compensation, or a transaction on Form S-4 or Form S-8).

     Notwithstanding the foregoing, no registration is necessary within 120 days after the effectiveness of a registration statement filed in connection with an underwritten public offering of securities of the Buyer or within one year of the effectiveness of a registration statement filed in connection with a prior Registration, if the Buyer delivers written notice (the "Delay Notice") to the selling Members that it has determined that such action would not be in the best interests of the Buyer or its stockholders, provided that the Buyer may not delay the filing of such registration statement for more than 120 consecutive days and that after the termination of such 120 consecutive day period may not deliver another Delay Notice for at least one year, or if the company has effected (or is in the process of effecting) the Registration pursuant to the provisions of this Section 5. The right to cause the Buyer to register shares of the Buyer's stock under this Agreement may be assigned to a transferee of any Member to the extent that such transferee or assignee is a member of the immediate family of the Member, or a trust, limited partnership or other estate planning entity for the benefit of any such persons. The provisions of this
Section 5 shall terminate on the earliest of: (a) one (1) year following the date of Closing, or (b) when the Members are able to sell the stock within one year under Rule 144.

     6. LIABILITIES. The Assets purchased by the Buyer shall be free and clear of all the Liabilities. The Buyer shall not assume any of the Liabilities of the Seller or take any of the Assets subject to the Liabilities, direct or indirect, matured, unmatured or contingent. The Liabilities of the Seller applicable to the Assets being sold hereunder shall be paid in full by the Seller as they come due as a result of this transaction.

     7. CONTRACTS. The Buyer will assume those client contracts, managed care contracts and provider agreements of the Seller listed on and attached to
Schedule 7 entitled "Contracts Assumed" and which are assigned to the Buyer.

     8. OPERATIONS PENDING CLOSING. The Seller and the Members agree to conduct and operate the Business prior to the Closing in all respects as the Business has been conducted heretofore and agree, pending the Closing, not to make any material changes in the Seller's Business or working force or the terms and conditions of its working force, except such changes as are necessary for the proper conduct of the Business. The Seller and the Members agree to make no increase in the compensation payable or to become payable to any employee, agent or independent contractor of the Seller, nor to make any bonus payment or arrangement to or with any employee, agent, or independent contractor of the Seller during the time between the execution of this Agreement and the Closing, except as currently in effect or in the ordinary conduct of its business consistent with prior practice. No contract or commitment shall be entered into by or on behalf of the Seller which extends beyond the date of the Closing, except normal commitments necessary for the ordinary operation of the Business, unless such extraordinary commitments are first approved by the Buyer in writing.

     During the period from the date hereof to the Closing, except as otherwise expressly provided herein, the Seller shall operate its Business only in the ordinary course of business. The Seller shall use its reasonable best efforts to preserve intact the present organization of the Business, keep available the services of the present officers and employees of the Business and preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with the Business. Without limiting the generality of the foregoing, from the date hereof the Seller shall not, without the prior written consent of the Buyer to the extent related to the
Business: (i) sell, lease, encumber, transfer or dispose of any assets or rights or acquire any assets or rights which would be included in the Assets, unless in the ordinary course of business, (ii) fail to collect any accounts receivables or fail to pay any accounts payable, other than in the ordinary course of business, (iii) enter into any material commitment or transaction unless in the ordinary course of business, (iv) permit any Asset to suffer any liability thereupon, (v) enter into or offer to enter into any employment or consulting agreement with any person outside the ordinary course of business, unless terminable at will by the Buyer, (vi) make any capital expenditures outside the ordinary course of business, (vii) enter into, amend or terminate any material contract, except in the ordinary course of business, (viii) enter into any transaction or any contract with any affiliate, other than transactions on arm's -length terms in the ordinary course of business, or (ix) authorize, or commit or agree to take, any of the foregoing actions.

     At the time of the Closing, possession of the Assets shall be given to the Buyer as the same existed on the date of the signing of the Letter of Intent (i.e., January 17, 2000), on the date of the signing of this Agreement and the date of Closing, and as were used by the Seller in the Business, delivered by the Seller to the Buyer in order that the Buyer may commence and continue the operation of the Business in an orderly manner with the least interruption and inconvenience possible.

     9. ANNOUNCEMENT. The parties agree that none of them shall make any disclosure or public announcement (other than to its attorneys, advisors and accountants) through the public media or otherwise regarding this transaction prior to the Closing, without the prior approval of the other party, except as provided by law or by the Federal Securities and Exchange Commission. It is the intention of the parties to make a public announcement following the execution of this Agreement, and the parties shall cooperate with each other in preparing and issuing such announcement.

     10. ACCESS TO BOOKS, RECORDS, PERSONNEL AND THE ASSETS. At any time up to and including the date of Closing, the Buyer and the Seller shall have the right, either alone or with any accountant, attorney or other advisor or representative of its choosing, to examine and review the books of account and business records of the other, including, but not limited to, income, payroll, sales and property tax returns, general ledgers, financial statements (including balance sheets, income statements and cash flow analyses), payroll records, bank statements, customer lists, client contracts, provider agreements, the Assets, personnel records, supplier lists, and other assets and records of the other. Such inspection or inspections shall be at such times and such places as shall be mutually agreeable to the parties. At the Closing, copies of all such books and records of the Seller shall be attached to this Agreement as Schedule 10.

     The Seller agrees that disclosures on any public documents and records shall be deemed to have been disclosed to the Sellers, regardless of whether the Seller has reviewed such documents and records. Each party agrees that it will not disclose or use any proprietary or confidential information obtained from the other party other than in connection with the transaction contemplated by this Agreement. If the transaction contemplated by this Agreement is not consummated, each party agrees that it will promptly return any and all documents, contracts or other proprietary or confidential information to the disclosing party.

     11. CLOSING. The Closing shall take place on or about March 23, 2000, or upon removal and satisfaction of the conditions precedent to Closing as set forth in Sections 18. and 19. hereof, whichever shall last occur. If the conditions precedent are not met by April 1, 2000, this Agreement shall be null and void, unless the Buyer waives the satisfaction and removal of the conditions precedent, set forth in Section 18. hereof, or agrees to an extension, or the Seller waives the satisfaction and removal of the conditions precedent set forth in Section 19. hereof or agrees to an extension. The Closing shall be held by and through facsimile exchange, United States Mail, or overnight delivery service such as Federal Express or United Parcel Service.

          11.1. At the Closing, the Buyer shall pay the Purchase Price to the Seller for the Assets. At the Closing the Buyer shall pay the Stock Consideration and the First Cash Installment to the Seller, and shall deliver to the Seller the Promissory Note for the Second Cash Installment, as may be adjusted as provided above.

          11.2. At the Closing, the Seller shall execute, acknowledge, seal and deliver to the Buyer a Bill of Sale covering all the Assets herein sold to the Buyer, to the end that all such Assets shall be delivered, assigned and conveyed by the Seller to the Buyer free and clear of the Liabilities. A copy of the Bill of Sale is attached hereto as Exhibit 11.2. In addition, the Seller shall deliver an assignment of all the managed care contracts, provider contracts and client contracts set forth on Schedule 7.

          11.3. At the Closing, the Seller shall deliver the Schedule of Assets, tax clearance certificates, and Certificate of Good Standing.

     12. WARRANTIES OF THE SELLER AND THE MEMBERS. In addition to the warranties and representations made by the Seller and the Members elsewhere in this Agreement, the Seller and the Members jointly and severally warrant and represent to the Buyer that as of the date hereof and as of the date of the
Closing:

          12.1. AUTHORITY. That the Seller is a limited liability company duly organized, validly existing and incorporated in the State of Georgia, and in good standing under the laws of Georgia; that it has the requisite power and authority to make the within sale, to transfer the Assets, to execute, deliver and perform this Agreement and all of the documents and instruments required to be executed and delivered by the Seller, and to carry out the transactions and perform its obligations contemplated by this Agreement, and that the within sale has been duly authorized and approved by its Board of Directors and its Members. This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller enforceable according to its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding my be brought. Attached hereto as Exhibit 12.1.1. is a Certificate of Good Standing of the Seller dated within thirty (30) days of the date of Closing. Attached hereto as Exhibit 12.1.2. are resolutions of the Board of Directors of the Seller and resolutions of the Members of the Seller authorizing, approving, adopting and ratifying the transactions contemplated by this Agreement and the Seller's performance of its obligations hereunder. The Members are the record and beneficial owners of all the issued and outstanding membership interests of the Seller, free and clear of all Liabilities. Each Member has good and marketable title to his or its membership interests in the Seller.

          12.2. TITLE. That the Seller has good and marketable title to the Assets herein sold to the Buyer, and that the same are free of any Liabilities. The Assets consist of all assets being used in the Business other than the excluded assets. No part of the Business is operated or conducted through any individual or entity other than the Seller.

          12.3. CLAIMS. That there are no claims, liabilities, judgments, liens, actions, investigations or proceedings, including any law suits, existing or threatened, against the Seller, or pertaining to, arising out of or in connection with the Business or the Assets, except as provided in Schedule 12.3. attached hereto.

          12.4. OPERATIONS. That the Seller has not operated the Business in violation of any law, statute, ordinance, regulation, order of any court or other applicable governmental authority, or licensing agency, or that such violations, if any, do not materially adversely affect the Business or the Assets being sold and purchased herein.

          12.5. TAX PAYMENTS. That the Seller is current in the payment of all Federal, State and Local taxes, including but not limited to income, social security, withholding, medicare, employment, sales, real and personal property, unemployment insurance and other income, sales and payroll taxes to all cities, counties, and State and Federal governments. All taxes which the Seller is or was required by law to withhold or collect have been withheld or collected, and have been timely paid to the proper taxing authorities to the extent due and payable.

          12.6. OTHER AGREEMENTS. That the consummation of the transaction contemplated by this Agreement, the execution, delivery and performance of this Agreement by the Seller, and compliance with the provisions hereof, will not conflict with, or result in the breach of, the terms, conditions or provisions of, or constitute a breach or default under: the Charter or Operating Agreement of the Seller; or of any note, debenture, mortgage, loan agreement or other instrument to which the Seller is a party, or by or to which either is bound; or result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever on any of the Assets or property being acquired by the Buyer under this Agreement or against or with respect to the Buyer's stock; or violate or contravene any statute, rule, regulation, order or decree by which the Seller, the Business or the Assets is bound or require any filing, permit, consent or approval of any governmental agency; or accelerate or terminate any obligation under any of the foregoing.

          12.7. RETIREMENT PLANS. That there are no pension, profit sharing, retirement or other employee benefit plans with any past or present employees of the Seller which are not terminable at the time of Closing.

          12.8. SUBSEQUENT LIABILITIES. That they will not incur any liabilities on behalf of the Seller between the date hereof and the date of Closing and have not incurred any liabilities on behalf of the Seller since January 1, 1999, except in the ordinary course of business consistent with prior practice, and that they will comply with the provisions of Section 8. hereof.

          12.9. EMPLOYMENT AGREEMENTS. That there are no written or oral agreements of employment with any employee, agent or independent contractor of the Seller which are not terminable at will.

          12.10. OTHER AGREEMENTS. That there are no contracts or commitments of the Seller known to them other than those specifically set forth on Schedule
12.10 attached hereto that will affect the consummation of the transaction contemplated by this Agreement.

          12.11. FINANCIAL STATEMENTS. That all balance sheets, profit and loss statements, financial statements, Federal and State income tax, sales tax and payroll tax returns, and books and records of the Seller, for the current year and all prior years of the Seller, are true and complete (except that the financial statements are true and complete in all material respects) as of the date hereof and the date of Closing and accurately reflect the financial condition and position of the Seller as of the dates therein and the results of the operations and cash flows of the Seller for the respective periods indicated, and that there has not been any change in the Seller's financial condition, assets, liabilities or business since the dates of those statements, other than those changes incurred in the ordinary course of business consistent with prior practice. The Seller has delivered or will deliver to the Buyer true and complete copies of the Seller's unaudited financial statements including balance sheets, statements of operations and retained earnings, and statements of changes in financial position, as of and for the years ended December 31, 1997, December 31, 1998, December 31, 1999, and for the periods ended the last day of each month for each month in 2000 (collectively, the "Financial Statements"), and Federal income tax returns for the years ended December 31, 1997 and December 31, 1998 (the "Tax Returns"). The Financial Statements are attached hereto as Schedule 12.11.1. and the Tax Returns are attached hereto as
Schedule 12.11.2.

         The Seller agrees to provide the Buyer with a copy of its 1999 Federal income tax return on or before its due date, and to provide the Buyer with a copy of each monthly financial statement for each month in 2000.

          The Financial Statements are true and correct in all material respects and fairly present the financial condition of the Seller as of the respective dates thereof and the results of operations of the Seller for the periods then ended applied on a consistent basis throughout the periods involved.

          12.12. TAX RETURNS AND REPORTS. That the Seller is not delinquent in the filing of any tax reports and returns, that any and all tax reports and returns of any nature whatsoever required to be filed by it by law to the date hereof and the date of Closing have been timely filed. All of the tax returns and reports of the Seller required by law to be filed on or before the date hereof have been duly and timely filed and all taxes shown as due thereon have been timely paid. There are in effect no waivers of any applicable statute of limitations related to such returns. No liability for any tax will be imposed upon the Seller or the Assets or the Business with respect to any period before the Closing Date for which there is not an adequate reserve. The provisions of this Section shall include, without limiting the generality of this Section, all reports, returns, and payments due under all Federal, State, or Local laws or regulations relating to income, sales, use and withholding taxes, withholding obligations, unemployment insurance, Social Security, workers' compensation and other obligations of the same or of a similar nature. The Seller is not subject to any open audit in respect of its taxes, no deficiency assessment or proposed adjustment for taxes is pending, and the Seller and the Members have no knowledge of any liability, whether or not proposed, for any tax with respect to any period through the date hereof to be imposed upon any of the Seller's properties or assets for which there is not an adequate reserve.

          12.13. NO RESTRICTIONS. That there is no restriction or limitation, by way of contract, judicial decree or otherwise, enforceable against the Seller which would prohibit or restrict the Seller from consummating the transaction contemplated by this Agreement.

          12.14. INDEMNITY. That they will, jointly and severally, indemnify, protect and hold harmless the Buyer, jointly and severally, its successors, assigns, members, officers and employees (collectively the "Successors") from and against any and all liabilities, damages, deficiencies, taxes (income, sales, property, employment or otherwise, including those which have accrued), fines, penalties, interest, claims, threats, suits, actions, proceedings, demands, losses, costs and expenses (including reasonable attorney's fees) of any kind, nature or description imposed upon, incurred or suffered by the Buyer and/or the Successors relating to the Business: (a) which are attributable to, the basis for which occurred during, or otherwise arise out of or in connection with the period prior to the date of Closing; or (b) which arise out of or in connection with any: (i) acts or omissions or alleged acts or omissions of the Seller or the Members, or (ii) breaches of or defaults under or alleged breaches of or defaults under any covenant, promise, representation, warranty, condition, obligation, contract, agreement, document, instrument, or commitment made or entered into by the Seller or the Members or which the Seller or the Members are a party or are subject to or bound; or (iii) claims, actions, suits, proceedings, made, instituted or threatened with respect to any of the foregoing. No indemnification shall be made on account of any unlawful act. The Seller and the Members shall reimburse the Buyer and the Successors, on demand, in respect of any liability, damage, cost, deficiency or expense (including reasonable attorney's fees) to which the foregoing indemnities relate.

          12.15.   COMPENSATION.   That  there  will  be  no   increase  in  the
compensation paid or payable by the Seller to any of its employees, independent contractors or agents without the prior written consent of the Buyer.

          12.16. INSURANCE. That all policies of insurance covering the Business and the Assets of the Seller are in full force and effect, and will be until the Closing and such insurance is sufficient in scope, type and amount to cover any claim or action that may be filed or taken against the Seller. Attached hereto as Exhibit 12.16. are copies of all insurance policies that insure the Seller and its business. The Seller agrees to acquire a professional liability "tail" policy covering any acts, errors or omissions of the Seller and all persons performing services in connection with the Seller through or on behalf of the Seller which occurred prior to the Closing. The policy obtained shall name the Buyer as an additional insured. The policy shall be obtained from a commercial insurer doing business in the State of Georgia reasonably satisfactory to the Buyer, and shall contain coverage limits in the amount not less than One Million Dollars ($1,000,000.00) per claim and One Million Dollars ($1,000,000.00) in the aggregate.

          12.17. SECURITY INTERESTS. That there are no recorded security interests in and to any of the Assets and the Business, and any recorded security interests in and to any and all of the Assets, the Business or other properties being sold and purchased herein shall be satisfied, released and terminated as of the date of Closing.

          12.18. DISPUTES. That they shall remain liable on all disputes, errors and omissions involving the Business and the Assets which occurred prior to or which are attributable to or which arose from the period prior to the date of Closing.

          12.19. WAGES CURRENT. That the Seller is current in all wages, bonuses, and benefits and other sums to its employees, agents and independent contractors. There have been no wage or salary increases since January 1, 1999, and none has been promised or contemplated in the future.

          12.20. SUITS. Except as set forth on Schedule 12.20. attached hereto, there is no suit, action, proceeding or governmental investigation pending or threatened against or concerning, involving or affecting, directly or indirectly, the Seller, the Assets or the Business, and none has been instituted or threatened.

          12.21. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval, permission, determination, waiver or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery, and performance of this Agreement.

          12.22. ABSENCE OF EVENTS. Since January 1, 1999, the Seller has not: suffered any material adverse change to the Business or the Assets; permitted or allowed the Business or the Assets to be subject to any Liabilities other than in the ordinary course of business consistent with prior practice; created or incurred any liability other than in the ordinary course of business consistent with prior practice; sold or transferred any of the Business or the Assets; entered into or agreed to enter into any agreement to sell or otherwise dispose of the Business or any of the Assets; done anything to impact negatively the Business or the Assets; or lost any of its book of business or customers except in the ordinary course of business consistent with prior practice.

          12.23. CUSTOMERS AND SUPPLIERS. That to the best of their knowledge, they enjoy good working relationships with all of their clients and providers. They have no knowledge or basis for knowledge that any clients or providers have terminated doing business with the Seller or intend or have threatened to terminate doing business with the Seller, or that any client contract or provider agreement is not fully assignable to the Buyer without the consent of the managed care organization or provider, as applicable.

          12.24. INTELLECTUAL PROPERTY. The Seller possesses all intellectual property necessary for the conduct of the Business. Schedule 12.24. attached hereto sets forth an accurate listing of all Intellectual Property. None of the Intellectual Property is the subject of any action, suit, proceeding or claim that is pending, or to the knowledge of the Seller and the Members, threatened which accuses the Seller of infringing or violating any intellectual property rights of any third party, or accuses the Seller of breaching any contract.

          12.25. DISCLOSURE. No representation or warranty by the Seller and the Members in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading. There is no fact known to the Seller or the Members that materially adversely affects, or that might in the future materially adversely affect, the Business or the Assets, that has not been set forth in this Agreement.

          12.26. SURVIVAL. That all the warranties, covenants, agreements and representations made by the Sellers in this Agreement shall be continuing warranties, covenants, agreements and representations, and shall survive the consummation and settlement of the transaction contemplated herein and the execution of all instruments and documents necessary to carry out the transactions contemplated herein for four and one-half (4 1/2) years after the date of Closing.

          12.27. INVESTMENT INTENT.

               12.27.1. Each Member has sufficient knowledge and experience in financial and business matters to enable him or it to evaluate the merits and risks of the transactions contemplated by this Agreement or has relied for advice on a qualified purchaser representative as defined in Rule 501 under the Securities Act of 1933, as amended.

               12.27.2. Each Member has been given access to information requested by such Member regarding the Buyer, including the opportunity to ask questions of and receive answers from the officers of the Buyer concerning the present and proposed activities of the Buyer and to obtain the information which such Member deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and each Member has made his or its own independent investigation of the Buyer and the merits and risks of the transactions contemplated by this Agreement.

               12.27.3. Each Member is acquiring the Buyer's Stock for his or its own account, for investment purposes, and not with a present view to resale or for distribution of all or any portion of the Buyer's Stock.

               12.27.4. Each Member understands that the Buyer's Stock has not been, and will not be, registered under the Securities Act of 1933, as amended, as of the Closing or under any state securities laws, is being offered and sold in reliance upon Federal and State exemptions for transactions not involving any public offering, and a "stop transfer" order will be placed on the certificates representing shares of the Buyer's Stock issued hereunder, and such certificates will bear a legend in substantially the following form, as well as any other legend that may be required by applicable law.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE (THE "STATE LAWS"), BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS THEREFROM. NO TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE APPROPRIATE STATE LAWS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE SUCH REGISTRATION.

               12.27.5. Each Member further represents that:

                    12.27.5.1. Such Member has been provided with the information specified in Rule 502(b)(2)(ii)(B) and (C) under the Securities Act of 1933 as amended, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Buyer's Stock;

                    12.27.5.2. Such Member has not been offered the Buyer's Stock by any form of general advertising or general solicitation; and

                    12.27.5.3. Such Member is able to bear the economic risk and lack of liquidity inherent in holding the Buyer's Stock.

     13. WARRANTIES OF THE BUYER. The Buyer warrants and represents to the Seller that as of the date hereof and as of the date of the Closing subject, however, to any public filings and public disclosures:

          13.1. AUTHORITY. That the Buyer is a corporation duly organized, validly existing and incorporated in the State of Delaware, and in good standing under the laws of Delaware; that it has the requisite power and authority to make the within purchase, to carry out the transactions and perform its obligations contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and is the legal, valid and binding obligation of the Buyer enforceable according to its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding my be brought. Attached hereto as Exhibit 13.1.1. is a Certificate of Good Standing of the Buyer dated within thirty (30) days of the date of Closing. Attached hereto as Exhibit 13.1.2. are resolutions of the Board of Directors of the Buyer authorizing, approving, adopting and ratifying the transactions contemplated by this Agreement and the Buyer's performance of its obligations hereunder.

          13.2. CLAIMS. That there are no claims, liabilities, judgments, liens, actions, investigations or proceedings, including any law suits, existing or threatened, against the Buyer except as provided in Schedule 13.2.

          13.3. OPERATIONS. That the Buyer has not operated its business in violation of any law, statute, ordinance, regulation, order of any court or other applicable governmental authority, or licensing agency.

          13.4. TAX PAYMENTS. That the Buyer is current in the payment of all Federal, State and Local taxes, including but not limited to income, social security, withholding, medicare, employment, sales, real and personal property, unemployment insurance and other income, sales and payroll taxes to all cities, counties, and State and Federal governments. All taxes which the Buyer is or was required by law to withhold or collect have been withheld or collected, and have been timely paid to the proper taxing authorities to the extent due and payable.

          13.5. OTHER AGREEMENTS. That the consummation of the transaction contemplated by this Agreement, and compliance with the provisions hereof, will not conflict with, or result in the breach of, the terms, conditions or provisions of, or constitute a breach or default under, the Articles of Incorporation or By-Laws of the Buyer or result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever on any of its assets; or violate or contravene any statute, rule, regulation, order or decree by which the Buyer is bound or require any filing, permit, consent or approval of any governmental agency.

          13.6. FINANCIAL STATEMENTS. That all balance sheets, profit and loss statements, financial statements, Federal and State income tax, sales tax and payroll tax returns, and books and records of the Buyer, for the current year and all prior fiscal years of the Buyer, are true and complete (except that the financial statements are true and complete in all material respects) as of the date hereof and the date of Closing and accurately reflect the financial condition and position of the Buyer as of the dates therein, and that there has not been any material change in the Buyer's financial condition, assets, liabilities or business since the dates of those statements, other than those changes incurred in the ordinary course of business consistent with prior practice.

          13.7. NO RESTRICTIONS. That there is no restriction or limitation, by way of contract, judicial decree or otherwise, enforceable against the Buyer which would prohibit or restrict it from consummating the transaction contemplated by this Agreement.

          13.8. INDEMNITY. That it will indemnify, protect and hold harmless the Seller, its successors, assigns, members, officers and employees (collectively the "Successors") from and against any and all liabilities, damages, deficiencies, taxes (income, sales, property, employment or otherwise, including those which have accrued), fines, penalties, interest, claims, threats, suits, actions, proceedings, demands, losses, costs and expenses (including reasonable attorney's fees) of any kind, nature or description imposed upon, incurred or suffered by the Seller and/or the Successors which are attributable to, the basis for which occurred during, or otherwise arise out of or in connection with the period subsequent to the date of Closing. No indemnification shall be made on account of any unlawful act.

          13.9. SUITS. Except as set forth on Schedule 13.9. attached hereto, there is no suit, action, proceeding or governmental investigation pending or threatened against or concerning, involving or affecting, directly or indirectly, the Buyer, and none has been instituted or threatened.

          13.10. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution, delivery, and performance of this Agreement.

          13.11. ABSENCE OF EVENTS. Since January 1, 1999, the Buyer has not suffered any material adverse change to its business.

          13.12. DISCLOSURE. No representation or warranty by the Buyer in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading. There is no fact known to the Buyer that materially adversely affects, or that might in the future materially adversely affect the transaction contemplated in this Agreement.

          13.13. SURVIVAL. That all the warranties, covenants, agreements and representations made by the Buyer in this Agreement shall be continuing warranties, covenants, agreements and representations, and shall survive the consummation and settlement of the transaction contemplated herein and the execution of all instruments and documents necessary to carry out the transactions contemplated herein for four and one-half (4 1/2) years after the date of Closing.

     14. ADJUSTMENTS. At the time of the Closing, the parties shall adjust between them, on a pro rata basis, all of the following: Seller's licenses, prepaid expenses which the Buyer utilizes and receives credit for, and any other transferable permits and licenses for the Business, insurance premiums (if such insurance policies are assigned and assumed by the Buyer) and employees' (other than the Members) salaries, wages and commissions to the extent that any such salaries, wages or commissions, or portions thereof, are for services rendered to the Seller prior to the Closing. Any and all expense incurred and accrued prior to the Closing shall be paid for by the Seller prior to the Closing and shall be the responsibility of the Seller, and any and all expenses incurred after the Closing shall be the responsibility of the Buyer. The cost of all documentary stamps and of transfer, recording, conveyancing and other similar taxes, when applicable and where required with regard to the transaction contemplated herein, shall be paid equally by the Buyer and the Seller.

     Seller's monthly capitation revenue and fee for service revenue shall be pro rated to the applicable party. For example, if Closing occurs on March 10, 2000, capitation revenue and fee for service revenue shall be allocated 10/31 to the Seller and 21/31 to the Buyer. Claims received after the Closing with dates of service prior to the Closing shall be paid by the Buyer, provided, however, that if any such claims are paid by the Buyer, the amount paid by the Buyer shall be offset against the Second Cash Installment and any amounts in excess of the Second Cash Installment shall be reimbursed by the Seller and the Members to the Buyer as provided in Section 12.14. hereof.

     15. RISK OF LOSS. Pending the Closing, all the Assets and other properties being sold and purchased herein shall be held at the risk of the Seller until legal title has passed and possession given.

     16. CONSENTS, BEST EFFORTS AND COOPERATION. Wherever in this Agreement provision is made for the approval or consent of any party hereto to consummate the Closing, it is agreed that such approval or consent shall not be unreasonably withheld. Wherever in this Agreement provision is made for a condition precedent to settlement of the transactions contemplated hereby, it is agreed that each party hereto shall diligently work to cause such condition precedent to be completed by the time prescribed herein for the Closing of the transactions contemplated hereby.

     Each party agrees, without additional consideration, to execute and deliver such further instruments and take such other action as may be necessary to effectuate the transaction contemplated by this Agreement. If any party to this Agreement shall have in its possession any asset or right which should have been delivered to the other, such other party shall promptly deliver such asset or right to the other.

     Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waiver by any third party or governmental entity and (ii) using all reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with this Agreement and the transaction contemplated by this Agreement. No party will take any action that would prevent the satisfaction of any condition to Closing set forth herein. Each party hereto shall promptly inform the others of any communication from any governmental entity regarding the transaction contemplated by this Agreement. If any party or affiliate thereof receives a request for additional documentary material form any such governmental entity with respect to the transaction contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     17. ATTORNEY'S, ACCOUNTANT'S AND BROKER'S FEES. Each party shall bear its own costs for all attorneys and/or accountants retained in connection with the transactions contemplated herein. Each party hereto represents, as to itself and its affiliates, that no agent, broker, investment banker, financial firm or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the transaction contemplated by this Agreement, except for Richter Investment Corporation whose fee shall be the sole responsibility of and shall be paid by the Buyer.

     18. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. The Buyer shall have no obligation to consummate the transactions provided by this Agreement and thus to close hereunder (but the Buyer shall be entitled to consummate the transaction provided hereby, to close and to waive any failure on the Seller's or Members' part to comply with any condition below set forth, or close and adjust the Purchase Price as herein provided), unless at or before the Closing each and every one of the following conditions shall have been fully met and complied with:

          18.1. CONSENTS. The Buyer shall have obtained the consents of third parties necessary to consummate the transaction contemplated by this Agreement.

          18.2. DUE DILIGENCE. The Buyer shall have completed its due diligence investigation, including but not limited to a complete review of the Seller's books and records, as described in Section 10. hereof. The Buyer shall have reviewed client contracts and provider agreements and each such contract and agreement shall be specifically assigned to the Buyer. After completion of its due diligence investigation, the Buyer shall inform the Seller that it has completed its due diligence investigation and whether it is satisfied with the Business, the transaction, and the results of its due diligence investigation. If the Buyer is dissatisfied with all or any part of the due diligence investigation, the Buyer shall have the right to terminate this Agreement by giving written notice thereof to the Seller, and this Agreement shall immediately terminate, and shall be null and void and of no effect. The Buyer will act reasonably in determining whether it is satisfied with the Business, the transaction, and the results of its due diligence investigation.

          18.3. SUITS. Except as set forth on Schedule 18.3. and subject to approval by the Buyer, no suit, action, proceeding, or governmental investigation against or involving, directly or indirectly, the Seller, the members, or any of the Assets, shall have been instituted or threatened, or have been instituted or threatened as of the date of Closing.

          18.4. COUNSEL. The transactions contemplated in and by this Agreement, and the form and substance of all documents used and delivered, shall be reasonably satisfactory to counsel for the Buyer.

          18.5. RELEASES. The consents and releases of all creditors of the Seller shall have been obtained.

          18.6. VOLUME. Except for the loss of business of Grady Health Care, the Business of the Seller shall not have decreased from January 1, 1999, to the date of Closing, and there shall have been no material adverse change to the Business since January 1, 1999.

          18.7. TAX CLEARANCE CERTIFICATES. The Seller shall have furnished to the Buyer tax clearance certificates issued by the State of Georgia that the Seller and the Members are current in all Georgia taxes.

          18.8. REPRESENTATIONS AND WARRANTIES. Each of the representations and/or warranties of the Seller and the Members set forth in this Agreement shall be true and accurate in all material respects. The execution of this Agreement by the Seller and the Members shall constitute a certificate to that effect.

          18.9. COMPLIANCE WITH CONDITIONS. The Seller and the Members shall have performed and complied with all agreements, covenants and/or conditions required by this Agreement to be performed and complied with by the Seller and the Members prior to or at the Closing.

          18.10. MISREPRESENTATIONS. The Buyer shall not have discovered any material misrepresentation or material omission in the performance of any of the agreements, covenants, representations and/or warranties of the Seller or the Members contained in this Agreement.

          18.11. LOSS OR DAMAGE. From the date of this Agreement to the date of Closing, no material loss or damage shall have been sustained to the Assets being purchased and sold hereunder, whether or not insured, and no material adverse change in the Business and the Assets shall have accrued since January 1, 1999.

          18.12. CONTRACTS. The provider agreements and managed care agreements set forth on Exhibit 7 shall have been assigned to the Buyer and the consents for those entities to the assignment of the provider agreements and managed care agreements to the Buyer shall have been obtained.

          18.13. APPROVAL. The approval of the Board of Directors of the Buyer shall have been obtained, and the approval of the Board of Directors and the Members of the Seller shall have been obtained.

     19. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The Seller shall have no obligation to consummate the transaction provided by this Agreement and to close hereunder (but the Seller shall be entitled to consummate the transaction provided hereby, to close and to waive any failure on the Buyer's part to comply with the conditions set forth below) unless at or before Closing each and every one of the following conditions shall have been fully met and complied with:

          19.1. PAYMENT. At the Closing the Seller shall have received the Stock Consideration, the First Cash Installment, and the Promissory Note for the Second Cash Installment.

          19.2. REPRESENTATIONS AND WARRANTIES. Each of the representations and/or warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects.

          19.3. SUITS. Except as set forth in Schedule 19.3. no suit, action, or governmental investigation which materially affects the business of the Buyer shall have been instituted or threatened.

          19.4. COUNSEL. The transactions contemplated in this Agreement, and the form and substance of all documents used and delivered, shall be reasonably satisfactory to counsel for the Seller.

          19.5. CONDITIONS. The Buyer shall have performed and complied with all agreements, covenants, and/or conditions required by this Agreement to be performed or complied with by the Buyer prior to or at Closing.

          19.6. MISREPRESENTATIONS. The Seller shall not have discovered any material misrepresentation or material omission in the performance of any of the agreements, covenants, representations and/or warranties of the Buyer contained in this Agreement.

     20.  RESTRICTIVE   COVENANT  OF  THE  MEMBERS.  In  consideration  of  this
Agreement, the Seller and the Members agree that for three (3) years from the date of Closing (the "Restrictive Term") they will not:

          20.1. Engage, directly or indirectly, as an individual, lender, owner, proprietor, consultant, stockholder, director, officer, partner, member, agent, employee, manager or representative, or have an interest, direct or indirect, in any business that competes with the Business or any business that is similar or comparable to the Business in the Southeastern, Southern and Mid-Atlantic States of the United States, specifically including the States of Maryland, Delaware, Pennsylvania, New Jersey, New York, Virginia, West Virginia, Tennessee, Kentucky, North Carolina, South Carolina, Georgia, Florida, Alabama, Arkansas, Mississippi and Louisiana. The foregoing restrictive covenant shall not extend to the practice of optometry. Each Member who is an optometrist (as well as any optometric office owned by such optometrist) is not restricted from participating as a provider in any managed vision care plan, and each may remain as provider under the contracts being sold to the Buyer (provided that the provider contracts with the Members contain terms and provisions that are no more favorable to the Members than are provider contracts with non-Members). It is also understood that any Member who is an optometrist may also arrange, manage, or own vision care plans that are designed primarily to bring patients into their privately owned practices or clinics. Furthermore, each Member who is an optometrist may sell his optometrist practice to a third party.

          20.2.  As  an  individual,  lender,  owner,  proprietor,   consultant,
stockholder, director, officer, partner, member, agent, employee, manager, or representative, directly or indirectly, accept, solicit or attempt to accept or solicit business from any client or provider with whom the Seller or the Members did business at any time during the five (5) year period preceding the date of Closing or with whom the Buyer does business during the Restrictive Term.

          20.3. Directly or indirectly, accept or solicit for employment or employ for its, their or his own benefit or for another's benefit, or attempt to solicit for employment or attempt to employ for its, his, or their own benefit or for another's benefit, any employee of the Buyer or any employee of the Seller who was an employee of the Seller at any time between January 1, 1999, and the date of Closing, or persuade any such person to leave the Buyer's employ or to become employed by any person or entity other than the Buyer; nor shall the Seller and/or the Members urge, directly or indirectly, or persuade or attempt to persuade any customer, referrer of customers, contractor, subcontractor, or provider (past or present), or any potential customer, referrer of customers, contractor, subcontractor, or provider to cease or discontinue, in whole or in part, doing business with the Buyer or not to do business with the Buyer, or to reduce the amount of business such person or entity does with the Buyer.

          20.4. The provisions contained in Section 20. hereof are cumulative. The Seller and the Members severally agree to indemnify and hold harmless the Buyer from all damages and costs relating to the enforcement of Section 20. incurred by the Buyer arising out of the Seller's or Member's breach or threatened breach of Section 20. Nothing in this Agreement shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for a breach or threatened breach of Section 20. The provisions of Section 20. shall survive the termination of this Agreement. It is the intention of the parties that if any restrictive covenant in the Agreement is determined to be overly broad, such provision shall be deemed modified to the extent necessary in order that any such provision or position thereof shall be legally enforceable to the full extent permitted by law, and any court having jurisdiction over the matter shall enforce it to the maximum extent permitted under law as to area and duration.

     21. REMEDY FOR BREACH. In the event of a breach of any or all of the covenants in Section 20. of this Agreement, the parties agree that because a violation of any or all of those provisions could cause irreparable injury to the Buyer and financial loss to the Buyer which cannot be measured adequately, and because there is no adequate remedy at law for such violations, the Buyer shall have the right to enjoin the Seller and the Members in a court of equity restraining such breach or threatened breach, in addition to any other remedies available to it at law or in equity which may be appropriate to enforce this Agreement.

     22. COMPLIANCE WITH BULK TRANSFER STATUTE. For the purpose of complying with the applicable bulk sale provisions of the Georgia Uniform Commercial Code, the Seller shall provide an Affidavit or an Indemnification, at or before settlement:

          22.1. LIST OF CREDITORS. Furnish the Buyer with a List of Creditors then existing. Such List of Creditors shall be signed and sworn to or affirmed by the Seller and shall include the names and business addresses of all persons, corporations, partnerships or other entities, who have claims against the Seller, whether such claims are business or personal, contingent or disputed, matured or unmatured, secured or unsecured, liquidated or unliquidated, in tort or in contract or by statute, law, ordinance or administrative decree, with the amount of indebtedness due and owing or claimed, when known, to each. In addition, the List of Creditors shall contain the names of all persons who are known to the Seller to assert claims against the Seller, even if such claims are disputed or contingent. Included in this List of Creditors shall be the names of all persons who have made claims of any nature, including personal injury claims against the Seller, even if such claims are covered by insurance. Such List of Creditors shall be a current list of all such creditors as of the time of delivery of such list, and shall be attached as Exhibit 22.1. The Seller acknowledges that it is responsible for the completeness and accuracy of the List of Creditors, that the Buyer has no knowledge of any creditors of the Seller or the amounts of their respective claims, and that the Buyer is, therefore, relying solely upon the Seller for the completeness and accuracy of the List of Creditors.

          22.2. SUPPLEMENTAL LIST OF CREDITORS. Within ten days after the Closing, the Seller shall prepare and furnish to the Buyer a Supplemental List of Creditors setting forth any and all such creditors who were not included in the List of Creditors provided for in paragraph 22.1. above, who became creditors or whose claim became known to the Seller from the date the List of Creditors provided for in paragraph 22.1. above is submitted to the Buyer, through and including the time of ten days after the Closing, to be attached as
Exhibit 22.2.

          22.3. AFFIDAVIT. The List of Creditors and Supplemental List of Creditors provided for above shall be in the form of an affidavit signed and sworn to by the Seller and by the President and the General Manager of the Seller in their corporate capacities in the Seller. A copy of the Affidavit is attached hereto as Exhibit 22.3.

          22.4. LITIGATE, COMPROMISE, ETC. The Seller and the Members may, at its sole cost and expense, litigate or otherwise compromise, settle or resolve any claim made or assessed against the Seller provided, however, that if any such litigation and/or other resolution shall create any liability in the Buyer, the Seller and the Members agree to indemnify and save the Buyer harmless from any or all costs, expenses, damages or liabilities, including attorneys' fees which may, by reason of any claim of any creditor, be made or assessed against the Buyer. The Buyer shall cooperate with the Seller in connection herewith, including but not limited to, the making of former employees of the Seller available to testify and allowing the Seller to use and/or copy the Seller's records in the Buyer's possession.

     23. SECTION AND SUBSECTION HEADINGS. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     24. MULTIPLE COUNTERPARTS. More than one copy of this Agreement may be executed by the parties hereto, each of which shall have the same force and effect when signed by all of the parties hereto.

     25. GOVERNING LAW. It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

     26. NOTICES. No consent, demand, designation, notice, opinion, request, waiver or other communication to be made under this Agreement shall be effective unless it be in writing and (a) personally delivered, (b) delivered by Federal Express or United Parcel Service next day express service, or (c) mailed by Certified Mail, Return Receipt Requested. Any such notice shall be addressed to the addressee as follows:

          26.1. If to the Seller or the Members:

                            Dr. Phil Johnson
                            Southern States Eye Care
                            Suite 845
                            3455 Peachtree Industrial Boulevard
                            Duluth, Georgia 30096

               with a copy to:

                            Laura T. Marsh, Esquire
                            Franklin, Taulbee, Rushing, Brogdon,
                            Snipes & Marsh, P.C.
                            P.O. Box 327
                            12 Siebald Street
                            Statesboro, Georgia 30459


          26.2. If to the Buyer:

                            Mr. Alan S. Cohn
                            Avesis, Incorporated
                            10324 South Dolfield Drive
                            Owings Mills, Maryland 21117

               with a copy to:

                            Robert A. Rombro, Esquire
                            Robert A. Rombro, P.A.
                            22 Light Street
                            Suite 402
                            Baltimore, Maryland 21202

     Such notices shall be effective as of the date received or the date that receipt of such notice is rejected or refused.

     27. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding on and enforceable against each of the parties' respective successors and assigns.

     28. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

     29. FINAL AGREEMENT. This Agreement (and the Exhibits attached hereto, the terms of which are incorporated herein by reference) contains the final and entire agreement between the parties hereto, and neither they nor their agents shall be bound by any terms, conditions or representations not herein written. This Agreement may only be altered or amended by a written agreement signed by the parties.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written, such Agreement to be executed and their respective corporate seals to be affixed and attested, as of the day and year first above written.

ATTEST/WITNESS:                         SOUTHERN STATES EYE CARE, LLC


                     [SEAL]         By: /s/ Philip E. Johnson [SEAL]
---------------------                   ----------------------------------------
                     ,SECRETARY         PHILIP E. JOHNSON, PRESIDENT


                                        /s/ Philip E. Johnson [SEAL]
---------------------                   ----------------------------------------
                                        PHILIP E. JOHNSON


                                        /s/ R. Whitman Lord [SEAL]
---------------------                   ----------------------------------------
                                        R. WHITMAN LORD


                                        /s/ Michael McQuaig [SEAL]
---------------------                   ----------------------------------------
                                        MICHAEL MCQUAIG


                                        /s/ Larry Forth [SEAL]
---------------------                   ----------------------------------------
                                        LARRY FORTH


                                        /s/ Brent Layton [SEAL]
---------------------                   ----------------------------------------
                                        BRENT LAYTON


                                        AVESIS INCORPORATED


/s/ Neal A. Kempler [SEAL]          By: /s/ Alan S. Cohn [SEAL]
--------------------------              ----------------------------------------
NEAL KEMPLER, SECRETARY                 ALAN S. COHN, PRESIDENT